EXHIBIT NO. 21




                           SUBSIDIARIES OF NUI CORPORATION


               NUI Capital Corp. (a Florida corporation) is a wholly-owned subsidiary of NUI Corporation.

               NUI Energy, Inc. (a Delaware Corporation), NUI Energy
          Brokers, Inc. (a Delaware Corporation), Utility Business
          Services, Inc. (a New Jersey Corporation), NUI Environmental
          Group, Inc. (a New Jersey Corporation), NUI Energy Solutions Inc.
          (a New Jersey Corporation), NUI Sales Management, Inc. (a
          Delaware Corporation) and NUI International, Inc. (a Delaware Corporation) are wholly-owned subsidiaries of NUI Capital Corp.